Exhibit 99.1

GSE Systems Reports First Quarter 2024 Financial Results

Conference Call Scheduled for today, May 15, 2024 at 4:30pm ET

Columbia, MD – May 15, 2024 - GSE Systems, Inc. (“GSE Solutions”, “GSE”, or “the Company”) (Nasdaq: GVP), a leader in advanced engineering and workforce solutions that support nuclear power and the decarbonization initiatives of the power industry, today announced its financial results for the first quarter (“Q1”) ended March 31, 2024.

Q1 2024 Highlights

•	The Company reports revenue in Q1 2024 of $11.3 million, up 3.8% from $10.9 million in Q1 2023 and up 10.5% from $10.2 million in Q4 2023.
•	Engineering revenue reported 26% increase in Q1 2024 to $8.7 million, up from $6.9 million in Q1 2023.
•	Stronger Gross Profit Margin of 28.5% in Q1 2024, up from 22.0% in Q1 2023 and up from 25.5% in Q4 2023.
•	Backlog at March 31, 2024, was $37.7 million, including $32.3 million of Engineering backlog, and $5.4 million of Workforce Solutions backlog.
•	Ended Q1 with cash, cash equivalents and restricted cash of $2.8 million, including restricted cash of $1.5 million.

Highlights Subsequent to Quarter-End

•	Management transition - Ravi Khanna appointed President and CEO and Damian DeLongchamp appointed Chief Operating Officer.
•	Awarded $0.8 million order for engineering services for a 24-month fuel cycle extension.

Management Commentary

“I am pleased to announce the company delivered both strong revenue and improved gross margins in the first quarter of 2024, a testament to the entire GSE team effort to drive efficiencies in how we deliver and execute increased performance of our engineering business lines,” commented Ravi Khanna, GSE’s recently appointed President and Chief Executive Officer.  “As we continue to see increased momentum in investment in the industry, GSE is well-positioned to add value to energy infrastructure and grid modernization programs, which is setting an optimistic pace for the future.”

Emmett Pepe, CFO of GSE Systems, added, “Our Engineering segment continues to perform well, with revenue growth over both Q4 2023 and over the year ago quarter. More importantly, the segment delivered gross margin of 33.3% driving our consolidated gross margin of 28.5%, an increase over Q4 2023 and Q1 2023 which were 25.5% and 22.0%, respectively. We expect to continue our strong gross margin as we look to increase revenue in coming quarters.”

Q1 2024 FINANCIAL RESULTS

Orders in Q1 2024 were $14.6 million, a decrease of (24)% compared to $19.1 million in Q1 2023. Orders for Engineering decreased (18)% to $12.1 million in Q1 2024 compared to $14.7 million in Q1 2023. For Workforce Solutions, orders were $2.5 million in Q1 2024, compared to $4.4 million in Q1 2023.

1

Revenue during Q1 2024 was $11.3 million, an increase of 3.8% compared to $10.9 million in Q1 2023 and an increase of 10.5% compared to $10.2 million in Q4 2023. The increase in revenue was primarily due to increased utilization, which helped turn backlog into revenue at a faster pace.

Engineering revenue was $8.7 million in Q1 2024 compared to $6.9 million in Q1 2023, and $7.1 million in Q4 2023. The year over year change was primarily attributable to increased work on Percentage of Completion (“POC”) and improved utilization of personnel on T&M projects.

Workforce Solutions revenue was $2.6 million in Q1 2024 compared to $3.9 million in Q1 2023, and $3.1 million in Q4 2023. The year over year change is due to fewer contracts serviced.

Gross profit in Q1 2024 was $3.2 million, or 28.5% of revenue. This compared to gross profit of $2.4 million, or 22.0% of revenue in Q1 2023, and $2.6 million, or 25.5% of revenue in Q4 2023. The sequential improvement in gross margin is primarily the result of a change in mix of business shifting to higher margin projects.

Operating expenses in Q1 2024 were $4.7 million compared to $5.2 million in Q1 2023. Operating expenses were $4.1 million in Q4 2023. Operating expenses were sequentially elevated primarily due to one-time advisory fees of $0.5 million in Q1 2024.

Operating loss was approximately $(1.5) million in Q1 2024, compared $(2.8) million in Q1 2023. Operating loss was $(1.4) million in Q4 2023.

Net loss in Q1 2024 was $(2.0) million or $(0.63) per basic and diluted share, compared to $(3.0) million or $(1.29) per basic and diluted share in Q1 2023. Net loss was $(2.3) million or $(0.82) per basic and diluted share in Q4 2023.

Adjusted net loss1 totaled $(1.1) million, or $(0.35) per diluted share in Q1 2024, compared to adjusted net loss of $(2.6) million, or $(1.12) per diluted share, in Q1 2023. Adjusted net loss1 totaled $(0.8) million, or $(0.28) per diluted share in Q4 2023.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for Q1 2024 was approximately $(1.2) million, compared to $(2.4) million in Q1 2023. EBITDA for Q4 2023 was approximately $(1.4) million.

Adjusted EBITDA1 $(0.4) million in Q1 2024, compared to $(2.2) million in Q1 2023. Adjusted EBITDA1 totaled $(0.1) million in Q4 2023.

Backlog at March 31, 2024, was $37.7 million, including $32.3 million of Performance Improvement Solutions backlog, and $5.4 million of Workforce Solutions backlog.

1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of “EBITDA”, “adjusted EBITDA” and “adjusted net income”.

CONFERENCE CALL

GSE Systems has scheduled a conference call for today, May 15, 2024 at 4:30 p.m. ET (1:30 p.m. PT) to review these results. Interested parties can access the conference call by dialing (833) 974-2453 or (412) 317-5784 or can listen via a live Internet webcast at: https://app.webinar.net/03je93P4Vb5. Access to the link is also available in the Investor Relations section of the Company’s website at: https://www.gses.com/about/investors/.

A teleconference replay of the call will be available for seven days at (877) 344-7529 or (412) 317-0088, confirmation # 6318445. A webcast replay will be available in the Investor Relations section of the Company’s website at https://www.gses.com/about/investors/ for 90 days.

ABOUT GSE SOLUTIONS

Proven by more than 50 years of experience in the nuclear power industry, GSE knows what it takes to help customers deliver carbon-free electricity safely and reliably. Today, GSE Solutions leverages top talent, expertise, and technology to help energy facilities achieve next-level power plant performance. GSE’s advanced Engineering and Workforce Solutions divisions offer highly specialized training, engineering design, program compliance, simulation, and technical staffing that reduce risk and optimize plant operations. With more than 1,100 installations and hundreds of customers in over 50 countries, GSE delivers operational excellence. www.gses.com.

FORWARD LOOKING STATEMENTS

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	Investor Contact
Ravi Khanna	Lytham Partners
President and Chief Executive Officer	Adam Lowensteiner, Vice President
GSE Systems, Inc.	(646) 829-9702
(410) 970-7800	gvp@lythampartners.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months ended
	March 31,
	2024	2023
	(unaudited)	(unaudited)
Revenue	$11,283	$10,873
Cost of revenue	8,067	8,478
Gross profit	3,216	2,395

Operating expenses:
Selling, general and administrative	4,360	4,788
Research and development	229	181
Depreciation	58	48
Amortization of intangible assets	99	161
Total operating expenses	4,746	5,178

Operating loss	(1,530)	(2,783)

Other income and expenses, net
Interest expense, net	(459)	(286)
Change in fair value of derivative instruments, net	(17)	69
Other income, net	54	10

Loss before income taxes	(1,952)	(2,990)

Provision for (benefit from) income taxes	40	(39)

Net loss	$(1,992)	$(2,951)

Net loss per common share - basic and diluted	$(0.63)	$(1.29)

Weighted average shares outstanding used to compute net loss per share - basic and diluted	3,148,806	2,293,389

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31, 2024	December 31, 2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,360	$2,250
Restricted cash, current	379	378
Contract receivables, net of allowance for credit loss	9,178	10,166
Prepaid expenses and other current assets	792	879
Total current assets	11,709	13,673

Equipment, software and leasehold improvements, net	700	754
Software development costs, net	697	750
Goodwill	4,908	4,908
Intangible assets, net	1,080	1,179
Restricted cash - long term	1,084	1,083
Operating lease right-of-use assets, net	364	413
Other assets	45	45
Total assets	$20,587	$22,805

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term note	$1,054	$810
Accounts payable	2,181	3,300
Accrued expenses	1,487	1,053
Accrued legal settlements	774	1,010
Accrued compensation	1,721	1,086
Billings in excess of revenue earned	5,181	5,119
Accrued warranty	181	176
Income taxes payable	1,710	1,701
Derivative liabilities	1,153	1,132
Other current liabilities	643	956
Total current liabilities	16,085	16,343

Long-term note, less current portion	277	637
Operating lease liabilities, noncurrent	322	357
Other noncurrent liabilities	67	126
Total liabilities	16,751	17,463

Stockholders’ equity:
Preferred stock $0.01 par value; 2,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock $0.01 par value; 60,000,000 shares authorized, 3,399,723 and 3,194,030 shares issued, 3,239,832 and 3,034,139 shares outstanding, respectively	34	32
Additional paid-in capital	87,440	86,983
Accumulated deficit	(80,700)	(78,708)
Accumulated other comprehensive income	61	34
Treasury stock at cost, 159,891 shares	(2,999)	(2,999)
Total stockholders’ equity	3,836	5,342
Total liabilities and stockholders’ equity	$20,587	$22,805

The accompanying notes are an integral part of these consolidated financial statements.

EBITDA and Adjusted EBITDA Reconciliation (in thousands)

References to “EBITDA” mean net loss, before taking into account interest expense, provision for income taxes, depreciation and amortization. References to Adjusted EBITDA exclude the stock-based compensation expense, advisory fees and change in fair value of derivative instruments. EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (GAAP). Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate our results because it excludes certain items that are not directly related to our core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended
	March 31,
	2023	2022
	(unaudited)	(unaudited)
Net loss	$(1,992)	$(2,951)
Interest expense, net	459	286
Expense (benefit) from income taxes	40	(39)
Depreciation and amortization	259	294
EBITDA	(1,234)	(2,410)
Stock-based compensation expense	294	285
Advisory fees	476	-
Change in fair value of derivative instruments, net	17	(69)
Adjusted EBITDA	$(447)	$(2,194)

Adjusted Net Loss and Adjusted EPS Reconciliation
(in thousands, except per share amounts)

References to Adjusted net loss exclude the impact of stock-based compensation expense, advisory fees, change in fair value of derivative instruments and amortization of intangible assets related to acquisitions. Adjusted net loss and adjusted loss per share (adjusted EPS) are not measures of financial performance under GAAP. Management believes adjusted net loss and adjusted EPS, in addition to other GAAP measures, are useful by investors to evaluate our results because they exclude certain items that are not directly related to our core operating performance and non-cash items that may, or could, have a disproportionate positive or negative impact on our results for any particular period. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP adjusted net loss and adjusted EPS to GAAP net loss, the most directly comparable GAAP financial measure, is as follows:

	Three Months ended
	March 31,
	2024	2023
	(unaudited)	(unaudited)
Net loss	$(1,992)	$(2,951)
Stock-based compensation expense	294	285
Advisory fees	476	-
Change in fair value of derivative instruments, net	17	(69)
Amortization of intangible assets related to acquisitions	99	161
Adjusted net loss	$(1,106)	$(2,574)

Loss per share - diluted	$(0.63)	$(1.29)
Add back: Effect of stock-based compensation expense	0.09	0.13
Add back: Effect of advisory fees	0.15	-
Add back: Effect of change in fair value of derivative instruments, net	0.01	(0.03)
Add back: Effect of amortization of intangible assets related to acquisitions	0.03	0.07
Adjusted loss per common share - Diluted	$(0.35)	$(1.12)

Weighted average shares outstanding – Diluted(a)	3,148,806	2,293,389

(a) During the three months ended March 31, 2024 and 2023, we reported a GAAP net loss and an adjusted net loss. Accordingly, there were no dilutive shares from RSUs included in the adjusted earnings per share calculation that were considered anti-dilutive when calculating the net loss per share.